Exhibit 10.5

THIRD AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT

THIS AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT (“Third Amendment”), is entered into as of the Third Amendment Effective Date (as defined below), by and between Teva Pharmaceuticals USA, Inc.  (“Teva”) and BioSante Pharmaceuticals, Inc.  (“BioSante”), and amends certain terms of the Agreement (as defined below).

BACKGROUND

WHEREAS, Teva and BioSante entered into a Development and License Agreement on December 27, 2002 (as amended by the First Amendment and the 2007 Letter Agreement (each as defined below), the “Agreement”);

WHEREAS, Teva and BioSante amended certain terms of the Agreement pursuant to the First Amendment to Development and License Agreement (dated March 13, 2003) (the “First Amendment”), and further amended certain terms of the Agreement pursuant to the letter agreement dated June 4, 2007 (the “2007 Letter Agreement”); and

WHEREAS, Teva and BioSante desire to amend certain terms of the Agreement as set forth in this Third Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Teva and BioSante agree as follows:

1.                                      Definitions.  All terms used and not otherwise defined in this Third Amendment shall have the same meanings ascribed to them in the Agreement.

2.                                      Payment. In full and complete consideration for the agreements set forth in this Third Amendment, within five (5) business days following the date the later of the two parties signs and delivers to the other party this Third Amendment (the “Third Amendment Effective Date”), Teva shall make a one-time payment to BioSante of One Million Dollars (US$1,000,000).

3.                                      Amendment. The Agreement is hereby amended as follows:

A.                                    Sections 7(b) and (c) (as amended by the First Amendment) are hereby deleted in their entirety, Section 7(d) is hereby re-lettered as Section 7(e), and the following new Sections 7(b), (c) and (d) shall be added to the Agreement:

“(b) Five Hundred Thousand U.S. Dollars (US$500,000) if the FDA authorizes marketing of the Product as an “AB-rated” equivalent to AndroGel®;

(c) Seven Hundred Fifty Thousand U.S. Dollars (US$750,000) upon the earlier to occur of (i) December 31, 2012 and (ii) five (5) business days after Teva’s submission to the FDA of a final report regarding the clinical study required by the FDA and titled “A Clinical Study to Evaluate the Effects of Washing the Application Site on Residual Concentrations of Testosterone Following Single Topical Applications of 5 grams of 1% Testosterone Gel (Teva) in Healthy Male Subjects”; and

(d) Five Hundred Thousand U.S. Dollars (US$500,000) upon the earlier to occur of (i) December 31, 2013 and (ii) five (5) business days after Teva’s

Commencement of Commercial Manufacture of Product for sale in the Territory.  For purposes hereof, “Commencement of Commercial Manufacture” shall mean commencement of the manufacturing of the first batch of Product after successful completion of the validation process.

B.                                    The final sentence of Section 7 of the Agreement (as added by Paragraph (7) of the 2007 Letter Agreement) is hereby deleted in its entirety.

C.                                    The definition of “Royalties” in Section 1.4.22 (as amended by the First Amendment) is hereby deleted in its entirety and is replaced with the following:

““Royalties” - shall mean an amount equal to five percent (5%) of Net Sales; provided, however, that during the period of time that Teva Markets Product and is the sole marketer of a generic 1% testosterone gel that is AB-rated to AndroGel® in the Territory, such amount shall be equal to seven and one half percent (7.5%) of Net Sales.”

4.                                      Acknowledgement.  Notwithstanding anything contained in this Third Amendment or the Agreement to the contrary, BioSante hereby acknowledges and agrees that the success of the development and/or commercialization of the Product is not guaranteed and that Teva has not yet secured a source for commercial manufacture of the Product.  Accordingly, BioSante further acknowledges and agrees, subject to Teva’s obligations under Sections 3.2 and 3.9 to use commercially reasonable efforts to (i) apply for, obtain and maintain Approval for the Product and (ii) Market the Product, in each case in the Territory, that the milestone payments contained in Section 7(b) and 7(e) of the Agreement and the royalty contained in the Agreement are contingent in nature, due solely upon the occurrence of the certain events that are expressly set forth herein.

5.                                      Release of Teva by BioSante.  In consideration of its execution of this Third Amendment and its agreement to be legally bound by the terms hereof, including, without limitation, its rights to receive the milestone payments in accordance with this Third Amendment, and subject to the remainder of this Paragraph 5 and Paragraph 7, BioSante, with the intention of binding itself and its Affiliates, and its and their respective predecessors, successors, heirs and assigns, directors, officers, employees and representatives, hereby fully, finally and irrevocably releases and discharges Teva and its Affiliates, and its and their respective predecessors, successors, heirs and assigns, directors, officers, employees and representatives, from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, liabilities, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims, demands, costs, expenses, losses, liens and obligations (collectively, “Liabilities”), whatsoever, in law or equity, whether known or unknown, and waive any and all defenses, occurring before or as of the Third Amendment Effective Date related to the performance or non-performance by Teva under the Agreement prior to the Third Amendment Effective Date.  In connection with this Agreement, BioSante, on behalf of itself and its Affiliates, expressly waives and relinquishes all rights and benefits afforded in any jurisdiction similar to those afforded in Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR

HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.                                      Release of BioSante by Teva.  In consideration of its execution of this Third Amendment and its agreement to be legally bound by the terms hereof, and subject to the remainder of this Paragraph 6 and Paragraph 7, Teva, with the intention of binding itself and its Affiliates, and its and their respective predecessors, successors, heirs and assigns, directors, officers, employees and representatives, hereby fully, finally and irrevocably releases and discharges BioSante and its Affiliates, and its and their respective predecessors, successors, heirs and assigns, directors, officers, employees and representatives, from any and all Liabilities whatsoever, in law or equity, whether known or unknown, and waive any and all defenses, occurring before or as of the Third Amendment Effective Date related to the performance or non-performance by BioSante under the Agreement prior to the Third Amendment Effective Date.  In connection with this Agreement, Teva, on behalf of itself and its Affiliates, expressly waives and relinquishes all rights and benefits afforded in any jurisdiction similar to those afforded in Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

7.                                      Unreleased Liabilities.  Notwithstanding anything in Paragraphs 5 and 6 to the contrary, nothing herein shall release or discharge either Party from, or prevent or impair the right of either Party to bring a claim or action regarding, any Unreleased Liabilities.  For the purposes of this Third Amendment, “Unreleased Liabilities” means any liabilities arising out of (i) a breach by a Party of its obligations of confidentiality set forth in in Sections 11 or 18 of the Agreement, (ii)  a breach by BioSante of the warranties and representations in Sections 8.1.1, 8.1.3, 8.1.5 or 8.1.6 of the Agreement, (iii) a breach by Teva of the warranties and representations in Sections 9.1.1 or 9.1.3 of the Agreement or (iv) a Party’s indemnification obligations under Section 10 of the Agreement, but only with respect to suits, investigations, claims or demands brought or asserted by Third Parties after the Third Amendment Effective Date.

8.                                      General Terms.  This Third Amendment will act to amend the Agreement strictly as stated in Paragraph 2 above.  All other terms and conditions of the Agreement shall remain in full force and effect, without modification.  For the avoidance of doubt, the Parties acknowledge and agree that the terms of this Third Amendment and the negotiations of the Parties pertaining to them, shall be maintained in confidence by the Parties in accordance with Sections 11 or 18 of the Agreement.

9.                                      Counterparts.  This Third Amendment may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Third Amendment.

10.                              Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws provisions thereof.

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IN WITNESS WHEREOF, BioSante and Teva each has caused this Third Amendment to be executed by its duly authorized representative.

TEVA PHARMACEUTICALS USA, INC.		BIOSANTE PHARMACEUTICALS, INC.

By:	/s/ Jamie Bertansko	By:	/s/ Stephen M. Simes

Name:	Jamie Bertansko	Name:	Stephen M. Simes

Title:	VP of Finance and Controller	Title:	President and CEO

Date:	10/12/2012	Date:	10/9/2012

By:	/s/ Timothy C. Crew

Name:	Timothy C. Crew

Title:	SVP, Teva Pharmaceuticals

Date:	10/12/2012